EXHIBIT 99.1



            FOR IMMEDIATE RELEASE             CONTACT: PAM JAMESON

                                                             (631) 847-5169


        GENERAL SEMICONDUCTOR ANNOUNCED COMPLETION OF $150 MILLION
                  CONVERTIBLE SUBORDINATED NOTES OFFERING

MELVILLE, NY (December 14, 1999)--General Semiconductor, Inc. (NYSE:SEM) today announced the completion of an offering to qualified institutional investors of $150 million principal amount of 5 3/4% convertible subordinated notes due in 2006 (which may be increased by up to an additional $22.5 million principal amount of notes to cover over-allotments) in a private offering pursuant to Rule 144A of the Securities Act of 1933.

The notes have a seven year term and mature on December 15, 2006. They will be convertible into General Semiconductor common stock at any time prior to the maturity at a conversion price of $15.55 per share, subject to adjustment under certain conditions. The notes may be redeemed, in whole or in part, by the Company at any time on or after December 15, 2002.

Proceeds of the financing will be used to repay outstanding indebtedness under the Company's credit facility.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.